Tanger Factory Outlet Centers, Inc.

News Release
For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
            (336) 834-6834

TANGER REPORTS THIRD QUARTER 2005 RESULTS
Standard and Poor’s Raises Rating to Investment Grade
6.8% Increase in Same Center Net Operating Income

Greensboro, NC, October 20, 2005, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended September 30, 2005, was $17.3 million, or $0.50 per share, as compared to FFO of $15.8 million, or $0.47 per share, for the three months ended September 30, 2004. For the nine months ended September 30, 2005, FFO was $47.6 million, or $1.40 per share, as compared to FFO of $45.3 million, or $1.36 per share, for the nine months ended September 30, 2004.

Tanger’s FFO for the three and nine months ended September 30, 2004 included $172,000 and $1.4 million in gains on the sale of land parcels, respectively, which are included in other income. These land parcel gains represent $0.04 per share for the nine months ended September 30, 2004. Excluding these gains, FFO for the third quarter and nine months ended September 30, 2004 would have been $0.47 and $1.32 per share respectively. Excluding the gains on the sale of land parcels in the comparable period in 2004, FFO per share increased by 6.4% in the third quarter of 2005, and 6.1% for the nine months ended September 30, 2005.

For the three months ended September 30, 2005, net income was $4.4 million or $0.15 per share, as compared to a net loss of $2.0 million, or $0.07 per share for the third quarter of 2004. For the nine months ended September 30, 2005, net income was $5.0 million, or $0.18 per share, compared to $2.7 million, or $0.10 per share for the first nine months of 2004.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Third Quarter Highlights

•	Standard and Poor’s raises rating to investment grade on outstanding senior unsecured debt

•	Minimum internal 50% pre-leasing requirement has been met on Charleston, South Carolina project and is expected to be met on Wisconsin Dells, Wisconsin project by the end of October 2005

•	Planned acquisition of remaining 2/3 interest in Charter Oak portfolio scheduled to close in November 2005

•	Issued 3 million common shares on August 31, 2005 at a net price to the company of $27.09 per share

•	6.8% increase in same center net operating income compared to 4.3% in the second quarter of 2005

•	Year to date leases for 1,302,498 square feet, or 72% of the square feet scheduled to expire during 2005 have been renewed with the existing tenants at an average increase in base rental rates of 6.8%

•	97% period-end portfolio occupancy rate compared to 96% as of September 30, 2004

•	Comparative sales increased 2.8% to $317 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2005

•	46,400 square foot expansion opened in Locust Grove, Georgia

•	21,000 square foot expansion under construction in Foley, Alabama to open in the fourth quarter of 2005

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our third quarter results came in as expected. Operating measures continue to be strong as same center net operating income increased 6.8% during the third quarter of 2005, continuing the positive momentum experienced in the first half of the year. We are looking forward to closing on the acquisition of the remaining two-thirds interest in the Charter Oak portfolio in November of this year, as well as beginning construction on two of our new development sites.”

Portfolio Operating Results

Same center net operating income increased 6.8% for the third quarter of 2005 compared to the same period in 2004.

During the third quarter of 2005, Tanger executed 71 leases, totaling 301,689 square feet. Lease renewals for the third quarter of 2005 accounted for 228,647 square feet and generated a 1.1% increase in average base rental rates on a cash basis. Base rental increases on re-tenanted space during the third quarter averaged 19.5% on a cash basis and accounted for the remaining 73,042 square feet. For the first nine months of 2005, 1,302,498 square feet of renewals generated a 6.8% increase in average base rental rates, and represented 72% of the 1,821,000 square feet originally scheduled to expire during 2005. This compares to the first nine months of 2004, when 1,452,000 square feet of renewals generated a 6.0% increase in average base rental rates, and represented approximately 81.0% of the 1,790,000 square feet originally scheduled to expire during 2004.

In spite of sales at a number of our centers located along the east coast and the Gulf of Mexico being adversely affected by the hurricanes during the third quarter of 2005, reported same-space sales per square foot for the rolling twelve months ended September 30, 2005 were $317 per square foot. This represents a 2.8% increase compared to the rolling twelve months ended September 30, 2004. For the third quarter of 2005, same-space sales increased by 1.4%, as compared to the same period in 2004. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales decreased 0.7% for the three months ended September 30, 2005 resulting in an increase of 0.3% for the nine months ended September 30, 2005. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2004 through the duration of the comparison period.

Investment Activities

On August 22, 2005, Tanger announced that it had agreed to acquire, for $282.5 million, the remaining two thirds interests in the Charter Oak portfolio owned by an affiliate of Blackstone Real Estate Advisors. The Charter Oak portfolio, comprised of nine factory outlet centers (approximately 3.3 million square feet), was acquired in December 2003 by a joint venture company, owned one third by Tanger and two thirds by Blackstone. Since then, Tanger has provided operating, management, leasing and marketing services for the properties. As a result of this transaction, the total amount of wholly-owned square footage in Tanger’s real estate portfolio will increase by 66%, from 5.0 to 8.2 million square feet.

Closing of the transaction is subject to certain conditions including those contained within an existing GMAC loan currently collateralizing the properties. Tanger believes these conditions will be met and expects that the transaction will close in November 2005.

Construction of a 46,400 square foot expansion is now complete at Tanger’s center located in Locust Grove, Georgia. The majority of stores opened during the third quarter with the remaining stores scheduled to commence operations during the fourth quarter of 2005. Tenants in the expansion include Polo/Ralph Lauren, Sketchers, Children's Place and others. Including the expansion, the company’s Locust Grove center now totals approximately 294,000 square feet.

The company is also nearing completion of a 21,000 square foot expansion at its center located in Foley, Alabama. The company currently expects to complete the expansion with stores commencing operations during the fourth quarter of 2005. Tenants in the expansion include Ann Taylor, Skechers, Tommy Hilfiger and others. Including the expansion, the company’s Foley center will total approximately 557,000 square feet.

Tanger continues the pre-development and leasing of four previously announced sites. The company’s minimum internal 50% pre-leasing requirement has been met on its Charleston, South Carolina project and is expected to be met on the Wisconsin Dells, Wisconsin project by the end of October 2005. The company is currently in the process of closing on the acquisition of the land for both projects, subject to closing conditions within the respective purchase agreements, and expects to begin construction prior to the end of 2005. Both projects are currently expected to open in the fourth quarter of 2006. The Pittsburgh, Pennsylvania and Deer Park, New York projects are currently expected to be delivered in the fourth quarter of 2007.

Financing Activities

On September 2, 2005 Tanger completed the issuance of 3.0 million of its common shares to certain advisory clients of Cohen & Steers Capital Management, Inc. at a net price to the company of $27.09 per share, proceeds of which were used to temporarily pay down amounts outstanding on the company’s unsecured lines of credit.

On September 10, 2005 the company repaid at maturity a $7.0 million, 9.125% mortgage with New York Life with amounts available under its unsecured lines of credit. The repayment of this loan unencumbered the company’s 185,750 square foot Commerce I, GA property.

On October 3, 2005 Tanger repaid in full its mortgage debt outstanding with John Hancock Mutual Life Insurance Company totaling approximately $77.4 million, with interest rates ranging from 7.875% to 7.98% and an original maturity date of April 1, 2009. As a result of the early repayment, Tanger expects to incur a non-recurring charge for the early extinguishment of the John Hancock mortgage debt of approximately $9.8 million, or $.27 per share to both its funds from operations and its net income. The non-recurring charge will be recorded in the fourth quarter of 2005 and will consist of a prepayment premium of approximately $9.4 million and the write-off of deferred loan fees totaling approximately $400,000.

In the short term, the company has used current available cash and amounts available under its $125 million in unsecured lines of credit to repay the John Hancock mortgage debt and the associated prepayment premium.

Following the early repayment of the John Hancock mortgage debt, Standard & Poor’s Ratings Service announced an upgrade of Tanger’s senior unsecured debt rating to an investment grade rating of BBB-, citing Tanger's progress in unencumbering a number of its properties resulting in over half of the company’s fully consolidated net operating income being generated by unencumbered properties. Moody’s Investors Services had previously announced on June 27, 2005 their upgrade of Tanger’s senior unsecured debt rating to an investment grade rating of Baa3.

3200 Northline Avenue, Suite 360 • Greensboro, NC 27408 • 336-292-3010 • FAX 336-297-0931

TANGER REPORTS THIRD QUARTER 2005 RESULTS
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2005 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the impact of the $9.8 million non-recurring prepayment premium, Tanger currently believes its net income for 2005 will be between $0.29 and $0.33 per share and its FFO for 2005 will be between $1.66 and $1.70 per share. The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels, the impact of any sales or acquisitions of properties, nor the expected closing of the Charter Oak transaction. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

For the twelve months ended December 31, 2005                                        Low Range  High Range
Estimated diluted net income per share, excluding
gain/loss on the sale of real estate      $ 0.29     $ 0.33
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures       1.37                 1.37
Estimated diluted FFO per share                  $ 1.66      $ 1.70

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Friday, October 21, 2005, at 10:30 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the “Tanger News” section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from October 21, 2005 starting at 12:00 P.M. Eastern Time through 11:59 P.M., October 28, 2005, by dialing 1-800-642-1687 (conference ID # 1163915). Additionally, an online archive of the broadcast will also be available through October 28, 2005.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2005. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

3200 Northline Avenue, Suite 360 • Greensboro, NC 27408 • 336-292-3010 • FAX 336-297-0931

TANGER REPORTS THIRD QUARTER 2005 RESULTS
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TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,			September 30,
	2005		2004	2005		2004
	(unaudited)		(unaudited)	(unaudited)		(unaudited)
REVENUES
Base rentals (a)		$33,981	$32,879		$99,370	$96,380
Percentage rentals		1,815	1,289		3,968	2,958
Expense reimbursements		14,248	13,060		41,165	37,956
Other income (b)		1,595	1,816		3,747	5,054
Total revenues		51,639	49,044		148,250	142,348

EXPENSES
Property operating		16,060	14,953		46,911	43,095
General and administrative		3,578	3,346		10,333	9,757
Depreciation and amortization		12,108	14,042		36,458	39,154
Total expenses		31,746	32,341		93,702	92,006
Operating income		19,893	16,703		54,548	50,342
Interest expense		7,932	8,919		24,327	26,684
Income before equity in earnings of unconsolidated joint ventures, minority interests, discontinued operations and loss on sale of real estate		11,961	7,784		30,221	23,658
Equity in earnings of unconsolidated joint ventures (c)		255	359		714	799
Minority interests
Consolidated joint venture		(6,860)	(7,198)		(20,211)	(20,410)
Operating partnership		(943)	(175)		(1,917)	(743)
Income from continuing operations		4,413	770		8,807	3,304
Discontinued operations, net of minority interest (d)		---	(2,785)		---	(562)
Income before loss on sale of real estate		4,413	(2,015)		8,807	2,742
Loss on sale of real estate, net of minority interest		---	---		(3,843)	---
Net income (loss)		$4,413	$(2,015)		$4,964	$2,742

Basic earnings per common share:
Income from continuing operations		$.16	$.03		$.18	$.12
Net income (loss)		$.16	$(.07)		$.18	$.10

Diluted earnings per common share:
Income from continuing operations		$.15	$.03		$.18	$.12
Net income (loss)		$.15	$(.07)		$.18	$.10

Funds from Operations (FFO)		$17,331	$15,837		$47,564	$45,336
FFO per common share - diluted		$.50	$.47		$1.40	$1.36

Summary of discontinued operations (d)
Operating income from discontinued operations	$	---	$135	$	---	$777
Loss on sale of real estate		---	(3,544)		---	(1,460)
Loss from discontinued operations		---	(3,409)		---	(683)
Minority interest in discontinued operations		---	624		---	121
Discontinued operations, net of minority interest	$	---	$(2,785)	$	---	$(562)

(a) Includes straight-line rent and market rent adjustments of $630 and $358 for the three months ended and $1,940 and $946 for the nine months ended September 30, 2005 and 2004, respectively.
(b) Includes gains on sale of outparcels of land of $172 for the three months ended September 30, 2004 and $127 and $1,391 for the nine months ended September 30, 2005 and 2004, respectively.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets”, the results of operations for properties disposed of during the year in which we have no significant continuing involvement have been reported above as discontinued operations for prior periods presented. The current periods have no such dispositions.

3200 Northline Avenue, Suite 360 • Greensboro, NC 27408 • 336-292-3010 • FAX 336-297-0931

TANGER REPORTS THIRD QUARTER 2005 RESULTS
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TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$113,284	$113,830
Buildings, improvements and fixtures	960,105	963,563
Construction in progress	8,797	---
	1,082,186	1,077,393
Accumulated depreciation	(247,179)	(224,622)
Rental property, net	835,007	852,771
Cash and cash equivalents	6,219	4,103
Short-term investments	20,000	---
Deferred charges, net	52,873	58,851
Other assets	26,895	20,563
Total assets	$940,994	$936,378

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY:
Liabilities
Long-term debt
Senior, unsecured notes	$100,000	$100,000
Mortgages payable (including a debt premium of $7,263 and $9,346, respectively)	281,069	308,342
Unsecured note	53,500	53,500
Unsecured lines of credit	---	26,165
Total long-term debt	434,569	488,007
Construction trade payables	8,294	11,918
Accounts payable and accrued expenses	14,849	17,026
Total liabilities	457,712	516,951

Commitments
Minority interests
Consolidated joint venture	227,234	222,673
Operating partnership	42,220	35,621
Total minority interests	269,454	258,294
Shareholders’ equity
Common shares, $.01 par value, 50,000,000 authorized, 30,725,216 and 27,443,016 shares issued and outstanding at September 30, 2005 and December 31, 2004	307	274
Paid in capital	349,287	274,340
Distributions in excess of earnings	(130,955)	(109,506)
Deferred compensation	(5,930)	(3,975)
Accumulated other comprehensive income	1,119	---
Total shareholders’ equity	213,828	161,133
Total liabilities, minority interests and shareholders’ equity	$940,994	$936,378

3200 Northline Avenue, Suite 360 • Greensboro, NC 27408 • 336-292-3010 • FAX 336-297-0931

TANGER REPORTS THIRD QUARTER 2005 RESULTS
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TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

FUNDS FROM OPERATIONS (a)
Net income (loss)	$4,413	$(2,015)	$4,964	$2,742
Adjusted for:
Minority interest in operating partnership	943	175	1,917	743
Minority interest adjustment - consolidated joint venture	(441)	314	(549)	18
Minority interest, depreciation and amortization
attributable to discontinued operations	---	(518)	---	433
Depreciation and amortization uniquely significant to
real estate - consolidated	12,041	13,986	36,275	38,985
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	375	351	1,114	955
Loss on sale of real estate	---	3,544	3,843	1,460
Funds from operations	$17,331	$15,837	$47,564	$45,336
Funds from operations per share - diluted	$.50	$.47	$1.40	$1.36

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	28,374	27,224	27,682	26,969
Effect of outstanding share and unit options	209	121	191	196
Effect of unvested restricted share awards	97	21	61	18
Diluted weighted average common shares (for earnings per share computations)	28,680	27,366	27,934	27,183
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds from operations per share computations)	34,747	33,433	34,001	33,250

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	4,956	5,066	4,956	5,066
Partially owned - consolidated (c)	3,271	3,271	3,271	3,271
Partially owned - unconsolidated (d)	402	391	402	391
Managed	65	432	65	432
Total gross leasable area open at end of period	8,694	9,160	8,694	9,160

Outlet centers in operation -
Wholly owned	22	23	22	23
Partially owned - consolidated (c)	9	9	9	9
Partially owned - unconsolidated (d)	1	1	1	1
Managed	1	4	1	4
Total outlet centers in operation	33	37	33	37

States operated in at end of period (c) (d)	22	23	22	23
Occupancy percentage at end of period (c) (d)	97%	96%	97%	96%

(a) We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Includes the Charter Oak portfolio which is operated by us through a 33% ownership joint venture. However, these properties are consolidated for financial reporting under the accounting guidance of FIN 46R.

(d) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.